Exhibit 99.28.M.II

SCHEDULE A

CAMBRIA ETF TRUST

The following series of Cambria ETF Trust are subject to this Plan, at the fee rates specified:

Fund	Fee (as a Percentage of Average Daily Net Assets of the Fund)*
Cambria Global Income and Currency Strategies ETF	0.25%
Cambria Shareholder Yield ETF	0.25%
Cambria Foreign Shareholder Yield ETF	0.25%
Cambria Emerging Shareholder Yield ETF	0.25%
Cambria Sovereign Bond ETF	0.25%
Cambria Global Value ETF	0.25%
Cambria Global Momentum ETF	0.25%
Cambria Value and Momentum ETF	0.25%
Cambria Global Asset Allocation ETF	0.25%
Cambria Managed Futures Strategy ETF	0.25%
Cambria Tail Risk ETF	0.25%
Cambria Omaha ETF	0.25%
Cambria Trendfollowing ETF	0.25%
Cambria Long Short ETF	0.25%
Cambria Cannabis ETF	0.25%
Cambria Core Equity ETF	0.25%
Cambria Covered Call Strategy ETF	0.25%
Cambria Domestic Tax Efficient ETF	0.25%
Cambria Foreign Tax Efficient ETF	0.25%
Cambria Global REIT ETF	0.25%
Cambria Trinity ETF	0.25%

*	The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the then current Prospectus for the determination of the net asset value of Creation Units. Plan payments shall be made within ten (10) days of the end of each calendar month unless otherwise agreed by the parties and approved or ratified by the Trustees.

Adopted: April 25, 2013

Date Last Approved: May 3, 2019